Exhibit 10.2

THIRD AMENDMENT TO FOURTH
AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amendment to Fourth Amended and Restated Credit Agreement (the “Amendment”) is made as of June 23, 2011, by and among Inland Real Estate Corporation (the “Borrower”), KeyBank National Association, individually and as “Administrative Agent,” and the “Lenders” as shown on the signature pages hereof.

R E C I T A L S

A.            Borrower, Administrative Agent and the Lenders have entered into a Fourth Amended and Restated Credit Agreement dated as of June 24, 2010, as amended by a First Amendment thereto dated as of August 13, 2010 and a Second Amendment thereto dated as of March 11, 2011 (as it may be further amended from time to time, the “Credit Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.

B.            The Borrower, Administrative Agent and the Lenders now desire to amend the Credit Agreement in order to extend the maturity thereof, modify certain aspects of the fees and applicable interest rates thereunder and amend certain of the covenants therein.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1.             The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.

2.             This Amendment shall be effective from and after the date (the “Effective Date”) on which (i) this Amendment has been executed by Borrower and the Lenders and (ii) Borrower has paid to the Administrative Agent for the benefit of the Lenders a modification fee equal to one quarter of one percent (0.25%) of the then-current Aggregate Commitment.

3.             Article I, titled Definitions, of the Credit Agreement is hereby amended by deleting the existing versions of the following definitions and replacing them with the following:

“ABR Applicable Margin” means the applicable margin set forth in the pricing schedule contained in Schedule 8 attached hereto (as added by the Third Amendment hereto) used in calculating the interest rate applicable to the Floating Rate Advances, subject to the conditions set forth in such Schedule 8 with respect to the effective date of changes in such applicable margins.

“Capitalization Rate” means .0775.

“Facility Termination Date” means June 21, 2014.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of the Third Amendment to this Agreement and any regulations or official interpretations thereof.

“Implied Debt Service means, as of any date, an imputed annual amount of principal and interest that would be due on a principal amount equal to all Unsecured Indebtedness outstanding on such date (including without limitation all reimbursement obligations on account of letters of credit then outstanding) if such principal amount were a fully amortizing loan with equal monthly payments of principal and interest over a period of thirty years at a per annum interest rate equal to the greater of (a) 7.00% and (b) the sum of (i) the then current yield on obligations of the United States Treasury having the closest maturity date to the tenth (10th) anniversary of such date of calculation, and (ii) 2.50%.

“LIBOR Applicable Margin” means the applicable margin set forth in the pricing schedule contained in Schedule 8 attached hereto (as added by the Third Amendment hereto) used in calculating the interest rate applicable to LIBOR Advances, subject to the conditions set forth in such Schedule 8 with respect to the effective date of changes in such applicable margins.

“Unused Fee Percentage” means, with respect to any day during a calendar quarter, (i) 0.25% per annum, if the sum of the Advances and Facility Letter of Credit Obligations outstanding on such day is 50% or more of the Aggregate Commitment, or (ii) 0.35% per annum if the sum of the Advances and Facility Letter of Credit Obligations outstanding on such day is less than 50% of the Aggregate Commitment.

4.             Section 3.2 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

                Notwithstanding anything in this Agreement to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder shall be deemed to be a “Change”, regardless of the date enacted or adopted.

5.             Section 3.5 of the Credit Agreement is hereby amended by adding the following new subsection (h) at the end thereof:

(h)           If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent as may be necessary for the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.5(h), “FATCA” shall include any amendments made to FATCA after the date of the Third Amendment to this Agreement.

6.             Section 6.20 of the Credit Agreement is hereby amended by deleting the existing Section 6.20 in its entirety and replacing it with the following:

6.20  Consolidated Net Worth.  The Borrower shall maintain a Consolidated Net Worth of not less than $570,004,788 plus eighty percent (80%) of the equity contributions or sales of treasury stock received by the Borrower after the “Effective Date” of the Third Amendment to this Agreement.

7.             Subsection 6.21(i) of the Credit Agreement is hereby amended by deleting the existing Subsection 6.21(i) in its entirety and replacing it with the following:

(i)  Consolidated Outstanding Indebtedness to be more than 0.60 times Total Asset Value;

8.             Section 8.5 of the Credit Agreement is hereby amended by deleting existing subsections (d), (e) and (f) thereof and replacing them with the following:

(d)           to payment of that portion of the Obligations constituting unpaid principal of the Loans and that portion of the Obligations constituting Related Swap Obligations which are directly related to this Agreement and which have an aggregate notional amount not in excess of the Aggregate Commitment, such payment to be made ratably among the Lenders and Affiliates of Lenders holding such Related Swap Obligations in proportion to the respective unpaid principal amounts and net amounts due on termination of the related Swap Contracts owing to them;

(e)           to the payment of that portion of the Obligations constituting any  remaining Related Swap Obligations not paid under clause (d) ratably among the Lenders and Affiliates of Lenders holding such Related Swap Obligations in proportion to the respective net obligations due on termination of the related Swap Contracts owing to them; and

(f)            the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

9.             Schedule 8, titled Applicable Margins, attached to this Amendment is hereby deemed to be attached to and made a part of the Credit Agreement as Schedule 8 thereto.

10.           Borrower hereby represents and warrants that, as of the Effective Date, there is no Default or Unmatured Default, the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects as of such date and Borrower has no offsets or claims against any of the Lenders.

11.           As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect.

12.           This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.

[Signature pages follow.]

IN WITNESS WHEREOF, the Borrower and the Lenders have executed this Amendment as of the date first above written.

BORROWER:

INLAND REAL ESTATE CORPORATION

By:	/s/ Brett A. Brown
Print Name: Brett A. Brown
Title: Chief Financial Officer

2901 Butterfield Road
Oak Brook, Illinois
Phone: 630-218-7351
Facsimile: 630-218-7350
Attention: Mark E. Zalatoris
zalatoris@inlandrealestate.com

KEYBANK NATIONAL ASSOCIATION,
Individually and as Administrative Agent

By:	/s/ Kevin Murray
Print Name: Kevin Murray
Title:	SVP

1200 Abernathy Rd NE, Suite 1550
Atlanta, GA 30328
Phone: 216-689-4660
Facsimile: 216-689-3566
Attention: Kevin Murray
Kevin_P_Murray@KeyBank.com

With a copy to:

KeyBank National Association
KeyBank Real Estate Capital
Mailcode OH-01-49-0424
4900 Tiedeman Road 4th Floor
Brooklyn, OH 44144
Phone: 216-813-1603
Facsimile: 216-370-6206
Attention: John P. Hyland

WELLS FARGO BANK, N.A.,
successor by merger to Wachovia Bank, N.A.

By:	/s/ Marla S. Bergrin
Name: Marla S. Bergrin
Title: Vice President

Wells Fargo Bank
123 N. Wacker Drive, Suite 1900
Chicago, IL 60606
Phone: (312) 827-1538
Facsimile: (312) 782-0969
Attention: Beth Davis
beth.m.davis@wellsfargo.com

BANK OF AMERICA, N.A.
Individually and as Co-Syndication Agent

By:	/s/ Patricia H. Gardenhire
Name:	Patricia H. Gardenhire
Title:	Vice President

Bank of America, N.A.
101 South Tryon Street
NC1-002-33-87
Charlotte, NC 28255
Phone: (704) 386-6994
Facsimile: (704) 386-6434
Attention: Linda J. Frixen
linda.j.frixen@bankofamerica.com

WELLS FARGO BANK,
NATIONAL ASSOCIATION
Individually and as Co-Syndication Agent

By:	/s/ Marla S. Bergrin
Name: Marla S. Bergrin
Title: Vice President

Wells Fargo Bank
123 N. Wacker Drive, Suite 1900
Chicago, IL 60606
Phone: (312) 827-1538
Facsimile: (312) 782-0969
Attention: Beth Davis
beth.m.davis@wellsfargo.com

RBS CITIZENS, NATIONAL ASSOCIATION,
D/B/A CHARTER ONE
Individually and as Co-Documentation Agent

By:	/s/ Erin L. Mahon
Name: Erin L. Mahon
Title: Vice President

RBS Citizens, d/b/a Charter One
1215 Superior Avenue 6th Floor
Cleveland, Ohio 44114
Phone: (216) 277-0199
Facsimile: (216) 277-4607
Attention: Don Wood
Donald.w.woods@charteronebank.com
mjawyn@charteronebank.com

BMO HARRIS FINANCING, INC. (formerly known as BMO Capital Markets Financing, Inc.)

By:	/s/ Aaron Lanski
Name: Aaron Lanski
Title: Director

BMO Harris Financing, Inc.
115 South LaSalle Street, 18W
Chicago, IL 60603
Phone: (312) 461-6364
Facsimile: (312) 461-2968
Attention: Aaron Lanski
aaron.lanski@harrisbank.com

SCHEDULE 8

APPLICABLE MARGINS

The interest due hereunder with respect to the Advances shall vary from time to time and shall be determined by reference to the Type of Advance and the then-current Leverage Ratio.  Any such change in the Applicable Margin shall be made on the fifth (5th) day subsequent to the date on which the Administrative Agent receives a compliance certificate pursuant to Section 6.1(e) with respect to the preceding fiscal quarter of Borrower, provided that the Administrative Agent does not object to the information provided in such certificate.  Such changes shall be given prospective effect only, and no recalculation shall be done with respect to interest or Facility Letter of Credit Fees accrued prior to the date of such change in the Applicable Margin.  If any such compliance certificate shall later be determined to be incorrect and as a result a higher Applicable Margin should have been in effect for any period, Borrower shall pay to the Administrative Agent for the benefit of the Lenders all additional interest and fees which would have accrued if the original compliance certificate had been correct, as shown on an invoice to be prepared by the Administrative Agent and delivered to Borrower, on the next Payment Date following delivery of such invoice. If Borrower shall fail to deliver to the Administrative Agent any such compliance certificate by the date required under Section 6.1(v), the highest Applicable Margins set forth below shall apply until such compliance certificate has been delivered. The per annum Applicable Margins that will be either added to the Alternate Base Rate to determine the Floating Rate or added to LIBOR Base Rate (as adjusted for any Reserve Requirement) to determine the LIBOR Rate for any LIBOR Interest Period shall be determined as follows:

Leverage Ratio	LIBOR Applicable Margin	ABR Applicable Margin
< 45%	2.00%	1.00%
> 45%, < 50%	2.25%	1.25%
> 50%, < 55%	2.50%	1.50%
> 55%, < 60%	2.75%	1.75%

As of the Effective Date of the Third Amendment to this Agreement, based on the Leverage Ratio shown on the most recent compliance certificate delivered to the Administrative Agent by Borrower, the LIBOR Applicable Margin is 2.75% and the ABR Applicable Margin is 1.75%.